Exhibit 4(e)

THIS NOTE IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, AS NOMINEE OF THE BANK OF NEW YORK MELLON, LONDON BRANCH (THE “COMMON DEPOSITARY”), FOR CLEARSTREAM BANKING, S.A. (“CLEARSTREAM”) AND EUROCLEAR BANK SA/NV (“EUROCLEAR”). UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY TO THE COMMON DEPOSITARY OR ANOTHER DEPOSITARY OR BY THE COMMON DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

WAL-MART STORES, INC.

0.298% NOTES DUE 2024

Number 1 ¥40,000,000,000	CUSIP: 931142 DS9 ISIN No.: XS1645684157 Common Code: 164568415

WAL-MART STORES, INC., a corporation duly organized and existing under the laws of the State of Delaware, and any successor corporation pursuant to the Indenture (herein referred to as the “Company”), for value received, hereby promises to pay to THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED or registered assigns, the principal sum of FORTY BILLION YEN (¥40,000,000,000), except as otherwise noted on the attached Schedule of Increases or Decreases in Global Note, on July 18, 2024, and to pay interest, computed on the basis of a 360-day year consisting of twelve 30-day months, semi-annually in arrears on January 18 and July 18 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”), commencing on January 18, 2018, on said principal sum in like currency, at the rate per annum specified in the title of this Note from July 18, 2017 or from the most recent January 18 or July 18 to which interest has been paid or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the person in whose name this Note is registered (the “Holder”) at the close of business on the preceding January 4, in the case of an Interest Payment Date of January 18, and on the preceding July 4, in the case of an Interest Payment Date of July 18 (each, a “Record Date”). The term “Business Day” means any day which is not a day on which banking institutions in The City of New York, Tokyo, London or the relevant place of payment are authorized or required by law, regulation or executive order to close .

Reference is made to the further provisions of this Note set forth on the succeeding sections hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to in Section 1 hereof.

IN WITNESS WHEREOF, the Company has caused this instrument to be signed by its Chairman of the Board, its Vice Chairman, its President or one of its Vice Presidents and by its Secretary or one of its Assistant Secretaries, each by manual or facsimile signature and under its corporate seal.

WAL-MART STORES, INC.

By:
Name: Matthew Allen
Title: Vice President - Finance & Assistant Treasurer

[SEAL]	By:
Name: Gordon Y. Allison
Title: Vice President, Division General Counsel, Corporate, and Assistant Secretary

Dated: July 18, 2017

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the Series designated herein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

WAL-MART STORES, INC.

0.298% NOTES DUE 2024

1. Indenture; Notes. This Note is one of a duly authorized Series of Securities of the Company designated as the “0.298% Notes Due 2024” (the “Notes”), initially issued in an aggregate principal amount of ¥40,000,000,000 on July 18, 2017. Such Series of Securities has been established pursuant to, and is one of an indefinite number of Series of debt securities of the Company, issued or issuable under and pursuant to, the Indenture, dated as of July 19, 2005, by and between the Company, as Issuer, and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture, dated as of December 1, 2006, and the Second Supplemental Indenture, dated as of December 19, 2014, in each case, by and between the Company, as Issuer, and the Trustee (the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes and of the terms upon which this Note is, and is to be, authenticated and delivered. The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, and those set forth in this Note. To the extent that the terms, conditions and other provisions of this Note modify, supplement or are inconsistent with those of the Indenture, then the terms, conditions and other provisions of this Note shall govern.

All capitalized terms which are used but not defined in this Note shall have the meanings assigned to them in the Indenture.

The Company may, without the consent of the Holders, create and issue additional Securities ranking equally with the Notes and otherwise identical in all respects (except for the public offering price, initial interest accrual date, initial Interest Payment Date, and the issue date) so that such additional Securities shall be consolidated and form a single Series with the Notes; provided, however, that any additional Securities that are not fungible with any then outstanding Notes for United States federal income tax purposes will be issued under CUSIP, ISIN and Common Code numbers separate from the CUSIP, ISIN and Common Code numbers of such outstanding Notes; and provided, further, that no additional Securities of any existing or new Series may be issued under the Indenture if an Event of Default has occurred and remains uncured thereunder.

2. Ranking. The Notes shall constitute the senior unsecured debt obligations of the Company and shall rank equally in right of payment among themselves and with all other existing and future senior unsecured debt obligations of the Company.

3. Payment of Overdue Amounts. The Company shall pay interest on overdue principal and overdue installments of interest, if any, from time to time, calculated on the basis of a 360-day year consisting of twelve 30-day months, giving effect to the actual payment date for such overdue principal and overdue installments of interest, on demand at the interest rate borne by the Notes to the extent lawful.

4. Payment of Additional Amounts; Redemption Upon a Tax Event.

(a) Payment of Additional Amounts. The Company shall pay to any Holder (which term, for purposes of this Section 4, includes each beneficial owner) of this Note who is a Non-U.S. Person (as defined below) additional amounts as may be necessary so that every net payment of principal of and interest on this Note to such Holder, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon such Holder by the United States of America or any political subdivision or taxing authority thereof or therein (including any tax, assessment or other governmental charge imposed on the additional amounts so paid as provided for in this Section 4(a)), will not be less than the amount provided in this Note to be then due and payable (such amounts, the “Additional Amounts”); provided, however, that the Company shall not be required to make any payment of Additional Amounts for or on account of:

(i) any tax, assessment or other governmental charge that is imposed or withheld solely by reason of (A) the existence of any present or former connection (other than a connection arising solely from the ownership of the Notes or the receipt of payments or enforcement of rights in respect of the Notes) between such Holder, or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, such Holder, if such Holder is an estate, trust, partnership or corporation, and the United States, including such Holder, or such fiduciary, settlor, beneficiary, member, shareholder or possessor, (1) being or having been a citizen or resident or treated as a resident of the United States, (2) being or having been present in, or engaged in a trade or business in, the United States, (3) being treated as having been present in, or engaged in a trade or business in, the United States, or (4) having or having had a permanent establishment in the United States;

(ii) any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

(iii) any tax, assessment or other governmental charge imposed by reason of such Holder’s past or present status a personal holding company, a controlled foreign corporation, a passive foreign investment company or a foreign private foundation or other foreign tax-exempt organization with respect to the United States or as a corporation that accumulates earnings to avoid United States federal income tax;

(iv) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of or premium, if any, or interest on such Holder’s Notes;

(v) any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of and premium, if any, or interest on this Note if such payment can be made without withholding by any other paying agent;

(vi) any tax, assessment or other governmental charge which would not have been imposed but for the failure of the Holder to comply (to the extent that it is legally able to do so) with a request to satisfy any applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the United States of the Holder, if such compliance is required by statute or by regulation of the U.S. Treasury Department as a precondition to relief or exemption from such tax, assessment or other governmental charge;

(vii) any withholding required pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any agreement (including any intergovernmental agreement) entered into in connection therewith;

(viii) any tax, assessment or other governmental charge that is imposed or withheld by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(ix) any tax, assessment or other governmental charge imposed on interest received by (A) a 10% shareholder (as defined in Section 871(h)(3)(B) of the Code and the regulations that may be promulgated thereunder) of the Company or (B) a controlled foreign corporation that is related to the Company within the meaning of Section 864(d)(4) of the Code; or

(x) any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix) in this Section 4(a).

In addition, to the extent described below, the Company shall not pay any Additional Amounts to any Holder that is a fiduciary, partnership, limited liability company or other fiscally transparent entity. This exception will apply to a Holder that is a fiduciary, partnership, limited liability company or other fiscally transparent entity only to the extent a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an Additional Amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment subject to the tax, assessment or other governmental charge as to which withholding or another deduction occurs.

As used in the preceding paragraphs, “Non-U.S. Person” means a person that is not a United States person. The term “United States person” means an individual citizen or resident of the United States, a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is subject to United States federal income taxation regardless of its source, a trust subject to the primary supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code, or a trust that existed on August 20, 1996, and elected to continue its treatment as a domestic trust.

Any reference in the terms of the Notes to any amounts payable in respect of the Notes shall be deemed also to refer to Additional Amounts, if any, in respect thereof.

If the Company will be obligated to pay Additional Amounts under or with respect to any payment made on any of the Notes, at least 30 days prior to the date of such payment, the Company will deliver to the Trustee and the Paying Agent (as such term is defined in Section 15 below) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount so payable and such other information necessary to enable the Paying Agent to pay Additional Amounts to the Holder on the relevant payment date (unless such obligation to pay Additional Amounts arises, or the Company becomes aware of such obligation, less than 45 days prior to the relevant payment date, in which case the Company may deliver such Officers’ Certificate as promptly as practicable after the date that is 30 days prior to the payment date). The Trustee and the Paying Agent will be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary.

(b) Redemption Upon a Tax Event. The Notes may be redeemed at the option of the Company in whole, but not in part, on a date (such date, the “Tax Redemption Date”) to be fixed by the Company on not less than 30 days’ and not more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the Notes (the “Tax Redemption Price”), plus interest accrued but unpaid on the Notes to, but excluding, the Tax Redemption Date, if the Company determines that as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any political subdivision or taxing authority of or in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after July 6, 2017, the Company becomes, or based upon a written opinion of independent counsel selected by the Company, will become obligated to pay Additional Amounts with respect to the Notes.

Prior to the issuance of any notice of redemption pursuant to Section 16 hereof, the Company shall deliver to the Trustee (1) an Officers’ Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the rights of the Company to so redeem have occurred and (2) an Opinion of Counsel to such effect based on such statement of facts.

If the Company elects to redeem the Notes pursuant to this Section 4(b), then it shall give notice to the Holders pursuant to Section 16 hereof.

The notice of redemption shall specify the following:

(i) the Tax Redemption Date;

(ii) a brief statement to the effect that the Notes are being redeemed at the option of the Company pursuant to this Section 4(b) and a brief statement of the facts permitting such redemption;

(iii) that on the Tax Redemption Date, the Tax Redemption Price, plus accrued but unpaid interest on the Notes, if any, will become due and payable;

(iv) the amount of the Tax Redemption Price and accrued but unpaid interest, if any, that will be due and payable on the Notes on the Tax Redemption Date;

(v) the place or places where the Notes are to be surrendered for payment of the Tax Redemption Price and other amounts due as set forth in clause (iv) above;

(vi) that payment of the amounts due as set forth in clause (iv) above will be made upon presentation and surrender of the Notes;

(vii) that, following the redemption of any or all of the Notes pursuant to this Section 4(b), interest shall cease to accrue on such redeemed Notes; and

(viii) the CUSIP, ISIN and Common Code numbers of the Notes.

The notice of redemption regarding the Notes shall be, at the election of the Company, given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company.

On or before the opening of business on any Tax Redemption Date, the Company shall deposit with the Trustee or the Paying Agent (or, if the Company is acting as its own paying agent, segregate and hold in trust as provided in Section 5.03 of the Indenture) an amount of money sufficient to pay the Tax Redemption Price of, and except if the Tax Redemption Date shall be an Interest Payment Date, accrued but unpaid interest on, the Notes to be redeemed on the Tax Redemption Date.

The notice of redemption having been given as specified above, the Notes shall, on the Tax Redemption Date, become due and payable at the Tax Redemption Price, and from and after such date, unless the Company shall default in the payment of the Tax Redemption Price and accrued but unpaid interest, if any, upon the surrender for redemption of the Notes, the Notes shall cease to bear interest. Upon surrender of the Notes for redemption in accordance with such notice, the Notes shall be paid by the Company at the Tax Redemption Price, together with accrued but unpaid interest, if any, to, but excluding, the Tax Redemption Date.

If the Notes, having been called for redemption, shall not be so paid upon surrender thereof for redemption, the Tax Redemption Price shall, until paid, bear interest from the Tax Redemption Date at the interest rate borne by this Note.

5. Payments in Yen; Payments to be Made in United States Dollars If Yen Unavailable. Payments of the principal of, the Tax Redemption Price, if any, with respect to, and the Additional Amounts, if any, with respect to, the Notes and interest on the Notes shall be payable in yen except as set forth below. Notwithstanding anything to the contrary in this Note, if the yen is no longer being used by the government of Japan or is no longer the currency of Japan or yen are unavailable to the Company as a result of the imposition of exchange controls or other circumstances beyond the Company’s control, then all payments in respect of the Notes will be made in United States dollars until the yen is again so used or is again the currency of Japan or yen are again available to the Company in the amounts sufficient to pay the amounts then due and payable with respect to this Note. In such event, the amount payable on any date in yen will be converted into United States dollars at the rate mandated by the Board of Governors of the United States Federal Reserve System as of the close of business on the second Business Day prior to the date on which the amount so payable is required to be paid hereunder or, in the event the Board of Governors of the Federal Reserve System has not mandated a rate of conversion on such date, on the basis of the most recent United States dollar/yen exchange rate published in The Wall Street Journal on or most recently prior to the second Business Day prior to such payment date. Any payment in respect of the Notes so made in United States dollars will not constitute an Event of Default under or with respect to the Notes or the Indenture. The calculation of any amount payable in United States dollars under this Note shall be the sole responsibility of the Company and its calculation of such amount shall be conclusive, absent manifest error. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation of an amount payable in United States dollars hereunder.

6. Place and Method of Payment. The Company shall pay principal, Additional Amounts, if any, the Tax Redemption Price, if any, and interest on the Notes at the office or agency of the Paying Agent in London, England; provided, however, that at the option of the Company, the Company may pay interest by check mailed to the person entitled thereto at such person’s address as it appears on the Registry for the Notes.

7. Defeasance of the Notes. Sections 11.02, 11.03 and 11.04 of the Indenture shall apply to the Notes.

8. No Sinking Fund. The Notes are not subject to a sinking fund.

9. Amendment and Modification. Article Nine of the Indenture contains provisions for the amendment or modification of the Indenture and the Notes without the consent of the Holders in certain circumstances and requiring the consent of Holders of not less than a majority in aggregate principal amount of the Notes and Securities of other Series that would be affected in certain other circumstances. However, the Indenture requires the consent of each Holder of the Notes and Securities of other Series that would be affected for certain specified amendments or modifications of the Indenture and the Notes. These provisions of the Indenture, which provide for, among other things, the execution of supplemental indentures, are applicable to the Notes.

10. Event of Default; Acceleration of Maturity; Rescission and Annulment. If an Event of Default with respect to the Notes shall occur and be continuing, then the aggregate principal amount of the Notes of this Series may be declared by either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes of this Series then Outstanding to be, and, in certain cases, may automatically become, immediately due and payable in the manner, with the effect and subject to the conditions provided in the Indenture. The Indenture provides that, in the event of such an acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of all of the Notes of this Series then Outstanding, voting as a separate class, in accordance with the provisions of, and in the circumstances provided by, the Indenture, may rescind and annul such acceleration and its consequences with respect to all of the Notes.

11. Absolute Obligation. No reference herein to the Indenture and no provisions of the Notes or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the time and in the coin or currency herein prescribed.

12. Form and Denominations; Global Note; Definitive Notes. The Notes are being issued in registered form without interest coupons in denominations of ¥100,000,000 and integral multiples of ¥10,000,000 in excess thereof. The Notes are being issued in the form of one or more global notes (the “Global Note”), evidencing all or any portion of the Notes and registered initially in the name of The Bank of New York Depository (Nominees) Limited, as nominee of The Bank of New York Mellon, London Branch, as the common depositary of Clearstream Banking, S.A. and Euroclear Bank SA/NV (the “Common Depositary”) (including its respective successors) under the Indenture. The Notes shall be issued in certificated form (each, a “Definitive Note”) only in the following limited circumstances: (1) the Common Depositary is at any time unwilling or unable to continue as the Common Depositary, or Clearstream Banking, S.A. or Euroclear Bank SA/NV ceases to be a clearing agency registered under applicable law, and a successor Common Depositary is not appointed by the Company or a successor clearing agency satisfactory to the Company is not established within 90 days after the Company receives notice thereof; (2) the Company delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable for Definitive Notes; or (3) an Event of Default has occurred and is continuing with respect to the Notes, in each such case this Note shall be exchangeable for Definitive Notes in an equal aggregate principal amount. Such Definitive Notes shall be registered in such name or names as the Common Depositary shall instruct the Trustee.

13. Registration, Transfer and Exchange. As provided in the Indenture and subject to certain limitations therein set forth, the Company shall provide for the registration of the Notes and the transfer and exchange of the Notes, whether in global or definitive form. At the option of the Holders, at the offices of the Registrar (as defined in Section 15 hereof), or at any of such other offices or agencies as may be designated and maintained by the Company for such purpose pursuant to the provisions of the Indenture, and in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, except for any transfer tax or other governmental charges imposed in connection therewith, subject to Section 4 hereof, the Notes may be transferred or exchanged for an equal aggregate principal amount of the Notes of like tenor and of other authorized denominations upon surrender and cancellation of the Notes upon any such transfer.

The Company, the Trustee and any agent of the Company or of the Trustee may deem and treat the Holder as the absolute owner of this Note (whether or not the Notes shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payments hereon, or on account hereof, and for all other purposes, and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary. All such payments made to or upon the order of such Holder shall, to the extent of the amount or amounts paid, effectually satisfy and discharge liability for moneys payable on this Note.

Notwithstanding the preceding paragraphs of this Section 13, any registration of transfer or exchange of a Global Note shall be subject to the terms of the legend appearing on the initial page thereof.

14. No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement of the Company arising under or set forth in the Notes or under the Indenture, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, any and all such personal liability, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, stockholder, officer or director, as such, being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

15. Appointment of Agents. The Bank of New York Mellon Trust Company, N. A. is hereby appointed the registrar (the “Registrar”) for the purpose of registering the Notes and of effecting transfers and exchanges of the Notes pursuant to the Indenture and this Note (the “Transfer Agent”). The Bank of New York Mellon acting through its London Branch is hereby appointed paying agent with respect to the Notes pursuant to Section 3.04 of the Indenture (the “Paying Agent”).

16. Notices. If the Company is required to give notice to the Holders of the Notes pursuant to the terms of the Indenture, then it shall do so by the means and in the manner set forth in Section 1.06 of the Indenture.

17. Separability. In case any provision of the Indenture or the Notes shall, for any reason, be held to be invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions thereof and hereof shall not in any way be affected or impaired thereby.

18. GOVERNING LAW. THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

For the value received, the undersigned hereby assigns and transfers the within Note, and all rights thereunder, to:

(Insert assignee’s legal name)

(Insert assignee’s social security or tax identification number)

(Print or type assignee’s name, address and zip code)

and irrevocably appoints

to transfer this Note on the books of Wal-Mart Stores, Inc. The agent may substitute another to act for it.

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Date:

Signature Guarantee

The signature(s) should be Guaranteed by an Eligible Guarantor Institution pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended.

* * * * *

The following abbreviations, when used in the inscription on the face of the within Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common

TEN ENT -	as tenants by the entireties

JT ENT -	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT-		Custodian		under the Uniform Gifts to Minors Act
	(Cust)		(Minor)		(State)

Additional abbreviations may also be used although not in the above list.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made.

Date of Change	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Common Depositary